Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made, effective as of December 21, 2009, (“Agreement Date”), between Choice Hotels International Services Corp., a Delaware corporation (“Choice”), with its principal place of business at 10750 Columbia Pike, Silver Spring, Maryland 20901 and Charles A. Ledsinger, Jr. (“Consultant”) 5425 Wisconsin Ave., Suite 701, Chevy Chase, MD 20815.

RECITALS

A. Choice desires to retain the services of Consultant following the termination of his Third Amended and Restated Employment Agreement, dated June 26, 2008 (“Employment Agreement”) with Choice on December 20, 2009.

B. Consultant is willing to provide consulting services following the termination of his Employment Agreement.

In consideration of the mutual promises stated in this Agreement, Choice and Consultant agree as follows:

1. Term. This Agreement is effective on the Agreement Date, and will terminate, except for those obligations in this Agreement that survive termination, on October 31, 2013 (“Term”). This Agreement may be terminated (a) by Consultant, with or without cause, on sixty (60) days prior written notice and (b) by Choice for Cause (as defined in Section 7 of the Employment Agreement). The provisions of Section 3(c) of this Agreement shall survive Consultant’s death.

2. Nature of Work. Consultant will perform, on as needed and as available basis, consulting and advisory services to Choice for up to five (5) hours per week, providing background and related information concerning matters arising during Consultant’s tenure as a Choice employee (the “Services”). To perform the Services, Consultant will be given access to all of Choice’s systems. In the performance of the Services, the hours Consultant is to work on any given day and the Services to be performed will be entirely within Consultant’s control.

3. Compensation.

a. In compensation for Consultant’s services, Consultant will be: (i) provided executive office space, parking space, customary office supplies and associated services (including email access and full-time administrative support) at Choice’s Chevy Chase (or reasonably comparable) office location, and (ii) entitled to use Choice’s corporate country club golf membership (currently at Avenel Golf Club) to the extent permissible under the club’s corporate membership rules; provided, that Consultant shall be responsible for and timely pay the monthly dues for membership and any charges he incurs at the Club. Consultant’s assistant will work from the location of his office and remain a Choice employee, eligible to receive all standard Choice benefits.

3. Independent Contractor. At all times during this Agreement, the relationship of Consultant to Choice will be that of an independent contractor. Consultant agrees that Consultant has the right to control the means and manner by which the Services are performed. Consultant agrees that Consultant will not look to Choice for any benefits generally afforded to its employees other than those described in Paragraph 3 above as a result of his engagement under this Agreement. Consultant will have no authority to represent himself/herself as an employee or agent of Choice or of having any authority to legally bind Choice.

4. Confidential Information.

a. Consultant agrees that the success of Choice’s business depends in large part on the development, use and protection of certain Confidential Information and acknowledges that during the course of this Agreement, Consultant may become aware of certain Confidential Information, including compensation information, business methods, techniques, research data, marketing and sales information, know-how of Choice, Choice’s manner of operation, plans or other such data, that constitute valuable trade secrets of Choice. Consultant agrees to hold this information in strict confidence and not to publish or disseminate any Confidential Information to any third party. In addition, Confidential Information will include any information that is not disclosed to the general public and that relates to: (i) the business of Choice or affiliated corporations, (ii) any client of Choice, or (iii) any product, service, methodology, tool, or software of Choice.

b. Confidential Information does not include information that (i) is or becomes published or otherwise available to the public through no act or fault of Consultant, or (ii) has previously been disclosed to Consultant by a source other than Choice, as evidenced by Consultant’s written records provided that the source of the information was not known by Consultant to be bound by a confidentiality agreement with Choice; (iii) hereafter comes into the possession of Consultant on a non-confidential basis from a third party with the legal right to use and disclose the same to Consultant; or (iv) is otherwise legally required (but only if Consultant notifies the Company of a disclosure obligation to the extent legally permitted or requests promptly after Consultant learns of it and permits the Choice to take all steps it deems to be appropriate to prevent or limit the required disclosure).

c. Consultant agrees not to make any use whatsoever, either now or in the future, of Choice’s Confidential Information in his possession, except for the purposes of performing services under this Agreement. Consultant also agrees to take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure or misuse.

6. Choice’s Policies. Consultant agrees that while performing services for Choice or otherwise on Choice’s premises, Consultant shall conduct his activities in conformity with Choice’s Ethics, Anti-Harassment, Information Systems and E-mail/Internet policies.

7. General

a. Entire Agreement. This Agreement is the entire agreement between the parties regarding the Agreement’s subject, and supersedes any other oral and written agreements entered into before or at the same time as this Agreement concerning the Agreement’s subject.

b. Modification. The parties may modify this Agreement, but only in writing signed by both parties.

c. Force Majeure. A party will not be liable to the other should its performance under this Agreement be prevented, restricted or interfered with by reason of any circumstance or event beyond the reasonable control of the party affected; provided, the party so affected uses its best efforts to continue, resume or substantially resume performance promptly on the end of the circumstance or event preventing performance.

d. Waiver. Either party may waive an obligation under this Agreement, but only in writing and for the specific instance for which the waiver was given. Either party’s failure or delay will not operate as a waiver, nor will any single or partial exercise of any right under this Agreement preclude any other further exercise of that right or the exercise of any other right.

e. Assignment. Neither party may transfer or assign this agreement or its Agreement obligations to a third party without the prior written consent of the other party, not to be unreasonably withheld. If either party assigns this Agreement, this Agreement’s provisions will be binding on and inure to the benefit of the parties to this Agreement and each party’s respective successors and assigns.

f. Governing Law, Litigation. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland. This Agreement is intended to comply with the distribution and other applicable requirements of Section 409A and it will be interpreted and applied consistent with the requirements of that Section and any regulations thereunder.

g. Severability. If any Agreement provision is held by a court of competent jurisdiction to be unenforceable, then a court may rewrite that provision with the least modification necessary to render the provision valid, and the remaining Agreement provisions will remain in full force and effect.

h. Notice. Both parties will send any notices required under this Agreement in person by hand delivery or via a reputable overnight delivery service to the other party at the addresses above or to any other address as a party may indicate by like notice. Notice is effective on receipt or one business day after deposit of the notice with a reputable overnight delivery service.

i. Headings. Agreement headings are for convenience only and are not intended to affect the Agreement interpretation.

j. Execution in Counterparts. This Agreement may be signed in one or more counterparts, all of which are deemed original.

The parties acknowledge that they have read and understood this Agreement, agree to abide by its terms, and have entered into this Agreement as of the date first written above.

Choice Hotels International Services Corp.,		Consultant:
a Delaware corporation

By:	/s/ Tom Mirgon	/s/ Charles A. Ledsinger, Jr.
Name:	Tom Mirgon	Name: Charles A. Ledsinger, Jr.

Title:	Senior Vice President

Guaranty:

Choice Hotels International, Inc., a Delaware corporation (“Choice”), with its principal place of business at 10750 Columbia Pike, Silver Spring, Maryland 20901, hereby guarantees the obligations of Choice Hotels International Services Corp. under this Agreement. This is a guarantee of payment, and not of collection.

Choice Hotels International, Inc.
a Delaware corporation

By:	/s/ Tom Mirgon
Name:	Tom Mirgon

Title:	Senior Vice President